SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)
                                    SC 13G/A


                           General Communication, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                   369385 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

ASS00851.WP5

CUSIP No. 369385 10 9
-------------------------------------------------------------------------------
1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons General Communication, Inc. Qualified Employee Stock Purchase Plan ("Plan") 92-0072737
-------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)      X (1)
-------------------------------------------------------------------------------
3)       SEC Use Only
-------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         State of Alaska
-------------------------------------------------------------------------------

    Number                    (5)  Sole Voting Power
    of                             1,760,802 Shares of Class A common stock (2)
    Shares
    Bene-                     ------------------------------------------------
    ficially                  (6)  Shared Voting Power
    Owned by                       None
    Each
    Reporting                 ------------------------------------------------
    Person                    (7)  Sole Dispositive Power
    With                           1,760,802 Shares of Class A common stock (2)

                              -------------------------------------------------
                              (8)  Shared Dispositive Power
                                   None (2)
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,760,802 Shares of Class A common stock (2)
-------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     Not applicable (1)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9
         8.9% (2)
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)
         EP
-------------------------------------------------------------------------------

-----------------------------

(1) Shares are held in the name of and by the Plan for the benefit of individual employees of General Communication, Inc. ("Company") and its subsidiaries and their subsidiaries who are participating or have participated in the Plan.

(2)  As of December 31, 1995.

SCHEDULE 13G                                                              PAGE 2
ASS00851.WP5

Item 1(a)         Name of Issuer:

                  General Communication, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska  99503


Item 2(a)         Name of Person Filing:

                  General Communication, Inc. Qualified Employee Stock Purchase Plan


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503


Item 2(c)         Citizenship:

                  Incorporated in State of Alaska


Item 2(d)         Title of Class of Securities:

                  Class A Common Stock


Item 2(e)         CUSIP Number:
                  369385 10 9


                  Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [ ]      Broker  or  Dealer   registered  under
                                    Section 15 of the Act

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Act

                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                  (d)      [ ]      Investment Company registered under
                                    Section 8 of the Investment Company Act

                  (e)      [ ]      Investment Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940

SCHEDULE 13G                                                              PAGE 3
ASS00851.WP5

                  (f)      [X]      Employee Benefit Plan, Pension Fund which
                                    is subject to the provisions of the
                                    Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see ss 240.13d-1(b)
                                    (1)(ii)(F)

                  (g)      [ ]      Parent Holding Company, in accordance with
                                    ss 240.13d-1(b)(ii)(G)(Note: See Item 7)

                  (h)      [ ]      Group, in accordance with ss. 240.13d-1(b)
                                    (1)(ii)(H)


Item 4   Ownership

(a)      Amount Beneficially Owned:
         1,760,802 shares


(b)      Percent of Class
         8.9%


(c)      Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote..............1,760,802
         (ii)    shared power to vote or to direct the vote.................None
         (iii)   sole power to dispose or to direct the disposition of.1,760,802
         (iv)    shared power to dispose or to direct the disposition of....None



Item 5   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



Item 6   Ownership of More than Five Percent on Behalf of Another Person

All shares outstanding held by the Plan are held by and voted by the Plan for the benefit of participating employees of the Company and its subsidiaries.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

SCHEDULE 13G                                                              PAGE 4
ASS00851.WP5

Item 8   Identification and Classification of Members of the Group

         Not applicable.


Item 9   Notice of Dissolution of Group

         Not applicable.


Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date              January 29, 1996

Signature         __________/s/_____________________

Name/Title        Alfred J. Walker
                  Plan Administrator
                  General Communication, Inc.
                     Qualified Employee Stock Purchase Plan



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

SCHEDULE 13G                                                              PAGE 5
ASS00851.WP5

APPENDIX 1:  AMENDMENT NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                           General Communication, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                   369385 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 369385 10 9
-------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S.  Identification Nos. of Above
         Persons

         General Communication Inc. Qualified Stock Purchase Plan ("Plan") 92-0072737
-------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)      X (1)
-------------------------------------------------------------------------------
3)       SEC Use Only
-------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         State of Alaska
-------------------------------------------------------------------------------

    Number                    (5)  Sole Voting Power
    of                             1,490,555 Shares of Class A common stock (2)
    Shares
    Bene-                     -------------------------------------------------
    ficially                  (6)  Shared Voting Power
    Owned by                       None (2)
    Each
    Reporting                 -------------------------------------------------
    Person                    (7)  Sole Dispositive Power
    With                           1,490,555 Shares of Class A common stock (2)

                              -------------------------------------------------
                              (8)  Shared Dispositive Power
                                   None (2)
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,490,555 Shares of Class A common stock (2)
-------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         See Instructions     N/A (1)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9
         7.6% (2)
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)
         EP
-------------------------------------------------------------------------------

-----------------------------

(1) Shares are held in the name of and by the Plan for the benefit of individual employees of General Communication, Inc. ("Company") and its subsidiaries and their subsidiaries who are participating or have participated in the Plan.

(2)       As of December 31, 1994.

SCHEDULE 13G                                                              PAGE 2
ASS0084F

Item 1(a)         Name of Issuer:

                  General Communication, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska  99503


Item 2(a)         Name of Person Filing:

                  General Communication, Inc. Qualified Employee Stock Purchase Plan


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503


Item 2(c)         Citizenship:

                  Incorporated in State of Alaska


Item 2(d)         Title of Class of Securities:

                  Class A Common Stock


Item 2(e)         CUSIP Number:
                  369385 10 9


                  Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [ ]      Broker or Dealer registered under Section
                                    15 of the Act

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Act

                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                  (d)      [ ]      Investment Company registered under Section
                                    8 of the Investment Company Act

                  (e)      [ ]      Investment Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940

SCHEDULE 13G                                                              PAGE 3
ASS0084F

                  (f)      [X]      Employee Benefit Plan, Pension Fund which
                                    is subject to the provisions of the
                                    Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see ss 240.13d-1(b)
                                    (1)(ii)(F)

                  (g)      [ ]      Parent Holding Company, in accordance with
                                    ss 240.13d-1(b)(ii)(G)(Note: See Item 7)

                  (h)      [ ]      Group, in accordance with ss. 240.13d-1(b)
                                    (1)(ii)(H)


Item 4   Ownership

(a)      Amount Beneficially Owned:
         1,490,555 shares


(b)      Percent of Class
         7.6%


(c)      Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote..............1,490,555
         (ii)    shared power to vote or to direct the vote.................None
         (iii)   sole power to dispose or to direct the disposition of.1,490,555
         (iv)    shared power to dispose or to direct the disposition of....None



Item 5   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



Item 6   Ownership of More than Five Percent on Behalf of Another Person

All shares outstanding held by the Plan are held by and voted by the Plan for the benefit of participating employees of the Company and its subsidiaries.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

SCHEDULE 13G                                                              PAGE 4
ASS0084F

Item 8   Identification and Classification of Members of the Group

         Not applicable.


Item 9   Notice of Dissolution of Group

         Not applicable.


Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date              January 25, 1995

Signature         __________/s/_____________________

Name/Title        Alfred J. Walker
                  Plan Administrator
                  General Communication, Inc.
                     Qualified Employee Stock Purchase Plan



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

SCHEDULE 13G                                                              PAGE 5
ASS0084F

APPENDIX 2:  AMENDMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                           General Communication, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                   369385 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 369385 10 9
-------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S.  Identification Nos. of Above
         Persons

         General Communication Inc. Qualified Stock Purchase Plan ("Plan") 92-0072737
-------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)      X (1)
-------------------------------------------------------------------------------
3)       SEC Use Only
-------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         State of Alaska
-------------------------------------------------------------------------------

    Number                    (5)  Sole Voting Power
    of                             1,241,275 Shares of Class A common stock (2)
    Shares
    Bene-                     -------------------------------------------------
    ficially                  (6)  Shared Voting Power
    Owned by                       None
    Each
    Reporting                 -------------------------------------------------
    Person                    (7)  Sole Dispositive Power
    With                           1,241,275 Shares of Class A common stock (2)

                              -------------------------------------------------
                              (8)  Shared Dispositive Power
                                   None (2)
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,241,275 Shares of Class A common stock (2)
-------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         See Instructions     N/A (1)
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9
         6.53% (2)
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)
         EP
-------------------------------------------------------------------------------

-----------------------------

(1) Shares are held in the name of and by the Plan for the benefit of individual employees of General Communication, Inc. ("Company") and its subsidiaries and their subsidiaries who are participating or have participated in the Plan.

(2)       As of December 31, 1993.

SCHEDULE 13G                                                              PAGE 2
ASS00850

Item 1(a)         Name of Issuer:

                  General Communication, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska  99503


Item 2(a)         Name of Person Filing:

                  General Communication, Inc. Qualified Employee Stock Purchase Plan


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503


Item 2(c)         Citizenship:

                  Incorporated in State of Alaska


Item 2(d)         Title of Class of Securities:

                  Class A Common Stock


Item 2(e)         CUSIP Number:
                  369385 10 9


                  Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [ ]      Broker or Dealer registered under Section
                                    15 of the Act

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Act

                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                  (d)      [ ]      Investment Company registered under Section
                                    8 of the Investment Company Act

                  (e)      [ ]      Investment Adviser registered under Section
                                    203 of the Investment Advisers Actof 1940

SCHEDULE 13G                                                              PAGE 3
ASS00850

                  (f)      [X]      Employee Benefit Plan, Pension Fund which
                                    is subject to the provisions of the
                                    Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see ss 240.13d-1(b)
                                    (1)(ii)(F)

                  (g)      [ ]      Parent Holding Company, in accordance with
                                    ss 240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h)      [ ]      Group, in accordance with ss. 240.13d-1(b)
                                    (1)(ii)(H)


Item 4   Ownership

(a)      Amount Beneficially Owned:
         1,241,275 shares


(b)      Percent of Class
         6.53%


(c)      Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote..............1,241,275
         (ii)    shared power to vote or to direct the vote.................None
         (iii)   sole power to dispose or to direct the disposition of.1,241,275
         (iv)    shared power to dispose or to direct the disposition of....None



Item 5   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



Item 6   Ownership of More than Five Percent on Behalf of Another Person

All shares outstanding held by the Plan are held by and voted by the Plan for the benefit of participating employees of the Company and its subsidiaries.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

SCHEDULE 13G                                                              PAGE 4
ASS00850

Item 8   Identification and Classification of Members of the Group

         Not applicable.


Item 9   Notice of Dissolution of Group

         Not applicable.


Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date              January 14, 1994

Signature         __________/s/_____________________

Name/Title        Alfred J. Walker
                  Plan Administrator
                  General Communication, Inc.
                     Qualified Employee Stock Purchase Plan



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

SCHEDULE 13G                                                              PAGE 5
ASS00850

APPENDIX 3:  INITIAL SCHEDULE 13G FILING

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                          (Initial Schedule 13G Filing)


                           General Communication, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                   369385 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 369385 10 9
-------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S.  Identification Nos. of Above
         Persons

         General Communication Inc. Qualified Stock Purchase Plan ("Plan") 92-0072737
-------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)      X (1)
-------------------------------------------------------------------------------
3)       SEC Use Only
-------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         State of Alaska
-------------------------------------------------------------------------------

    Number                    (5)  Sole Voting Power
    of                             1,138,040 Shares of Class A common stock (2)
    Shares
    Bene-                     -------------------------------------------------
    ficially                  (6)  Shared Voting Power
    Owned by                       None
    Each
    Reporting                 -------------------------------------------------
    Person                    (7)  Sole Dispositive Power
    With                           1,138,040 Shares of Class A common stock (2)

                              -------------------------------------------------
                              (8)  Shared Dispositive Power
                                   None (2)
-------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,138,040 Shares of Class A common stock (2)
-------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         See Instructions     N/A 1
-------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9
         9.0% 2
-------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)
         EP
-------------------------------------------------------------------------------

-----------------------------

(1) Shares are held in the name of and by the Plan for the benefit of individual employees of General Communication, Inc. ("Company") and its subsidiaries and their subsidiaries who are participating or have participated in the Plan.

(2)       As of December 31, 1992.

SCHEDULE 13G                                                              PAGE 2
ASS0084E

Item 1(a)         Name of Issuer:

                  General Communication, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska  99503


Item 2(a)         Name of Person Filing:

                  General Communication, Inc. Qualified Employee Stock Purchase Plan


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503


Item 2(c)         Citizenship:

                  Incorporated in State of Alaska


Item 2(d)         Title of Class of Securities:

                  Class A Common Stock


Item 2(e)         CUSIP Number:
                  369385 10 9


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [ ]      Broker or Dealer registered under Section
                                    15 of the Act

                  (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                                    Act

                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                  (d)      [ ]      Investment Company registered under Section
                                    8 of the Investment Company Act

                  (e)      [ ]      Investment Adviser registered under Section
                                    203 of the Investment Advisers Actof 1940

SCHEDULE 13G                                                              PAGE 3
ASS0084E

                  (f)      [X]      Employee Benefit Plan, Pension Fund which
                                    is subject to the provisions of the
                                    Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see ss 240.13d-1(b)
                                    (1)(ii)(F)

                  (g)      [ ]      Parent Holding Company, in accordance with
                                    ss 240.13d-1(b)(ii)(G)(Note: See Item 7)

                  (h)      [ ]      Group, in accordance with ss. 240.13d-1(b)
                                    (1)(ii)(H)


Item 4   Ownership

(a)      Amount Beneficially Owned:
         1,138,040 shares


(b)      Percent of Class
         9.0%


(c)      Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote..............1,138,040
         (ii)    shared power to vote or to direct the vote.................None
         (iii)   sole power to dispose or to direct the disposition of.1,138,040
         (iv)    shared power to dispose or to direct the disposition of....None



Item 5   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



Item 6   Ownership of More than Five Percent on Behalf of Another Person

All shares outstanding held by the Plan are held by and voted by the Plan for the benefit of participating employees of the Company and its subsidiaries.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

SCHEDULE 13G                                                              PAGE 4
ASS0084E

Item 8   Identification and Classification of Members of the Group

         Not applicable.


Item 9   Notice of Dissolution of Group

         Not applicable.


Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date              February 10, 1993

Signature         __________/s/_____________________

Name/Title        Alfred J. Walker
                  Plan Administrator
                  General Communication, Inc.
                     Qualified Employee Stock Purchase Plan



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).